Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-126822 on Form S-3 of our report dated March 6, 2007, relating to the financial statements and financial statement schedule of South Jersey Gas Company (which report expresses an unqualified opinion and includes an explanatory paragraph as to changes in accounting principles for stock-based compensation and postretirement benefits in 2006, and asset retirement obligations in 2005), appearing in this Annual Report on Form 10-K of South Jersey Gas Company for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
March 6, 2007